Exhibit 99.1
Trimble Announces New Share Repurchase Program
SUNNYVALE, Calif., Aug. 19, 2021—Trimble (NASDAQ: TRMB) announced today that its Board of Directors has approved a new share repurchase program authorizing up to $750 million in repurchases of the Company's common stock. The share repurchase authorization does not have an expiration date and replaces the prior 2017 authorization of $600 million, of which $50.7 million was remaining and has been cancelled.
The new repurchase program goes into effect immediately, and shares may be repurchased from time to time, subject to business and market conditions and other investment opportunities, through open market transactions, privately-negotiated transactions, accelerated stock repurchase plans, or by other means. The program may be suspended, modified or discontinued at any time at the Company’s discretion without notice.
Year to date, Trimble repurchased approximately 0.6 million shares of its common stock in open market purchases at an average price of $71.24 per share for a total of approximately $40 million, which was under the prior authorization.
About Trimble
Trimble is an industrial technology company transforming the way the world works by delivering solutions that enable our customers to thrive. Core technologies in positioning, modeling, connectivity and data analytics connect the digital and physical worlds to improve productivity, quality, safety, transparency and sustainability. From purpose-built products to enterprise lifecycle solutions, Trimble is transforming industries such as agriculture, construction, geospatial and transportation. For more information about Trimble (NASDAQ:TRMB), visit: www.trimble.com.
Safe Harbor
Certain statements made in this news release regarding Trimble's plans to repurchase up to $750 million of its common shares, the anticipated timing of such repurchases, the manner in which Trimble may effect such repurchase, and other statements that are not historical in nature constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and actual events and results may differ materially from those described in this news release. Factors that could cause or contribute to such differences include, but are not limited to, Trimble's available resources and cash flows from operating activities to repurchase the shares, changing market prices for Trimble common stock, economic trends in the markets served by Trimble, and alternative uses of capital. More information about potential factors which could affect Trimble's business, financial results, and plans for share repurchases is set forth in reports filed with the SEC, including Trimble's quarterly reports on Form 10-Q and its annual report on Form 10K. All forward looking statements are based on information available to Trimble as of the date hereof, and Trimble assumes no obligation to update such statements.